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                                                                   Exhibit 10.57

                              DEVELOPMENT AGREEMENT

     THIS DEVELOPMENT AGREEMENT (the "Agreement") is made and entered into as of the 16th day of September, 2005 (the "Effective Date"), by and among DSI FACILITY DEVELOPMENT, LLC, a Delaware limited liability company ("Developer"), with offices at 511 Union Street, Suite 1800, Nashville, Tennessee 37219, BUCKS COUNTY ONCOPLASTIC INSTITUTE, LLC, a Delaware limited liability company ("BCOI"), with offices at 511 Union Street, Suite 1800, Nashville, Tennessee 37219, and MPT OF BUCKS COUNTY, L.P., a Delaware limited partnership ("Owner"), having an address at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Edward K. Aldag, Jr.

                                   WITNESSETH:

     WHEREAS, Diversified Specialty Institutes, Inc., a Delaware corporation ("DSI"), entered into that certain Agreement of Sale dated April 14, 2005 (the "Ground Contract"), as amended, with Glenview Corporate Center Limited Partnership, L.P., a Delaware limited partnership ("Glenview"), whereby Glenview agreed to sell to DSI, and DSI agreed to purchase from Glenview, that certain real estate located in Bucks County, Pennsylvania, which real estate is more particularly described on EXHIBIT "A" attached hereto and made a part hereof by reference and incorporation (the "Property");

     WHEREAS, BCOI, MPT Operating Partnership, L.P., a Delaware limited partnership ("MPT"), Jerome S. Tannenbaum, M.D., M. Stephen Harrison, G. Patrick Maxwell, M.D. and Developer entered into that certain Purchase and Sale Agreement dated as of March 3, 2005 (the "Purchase Agreement"), as amended relating, in part, to the purchase and development of the Property and the construction of the Project (as defined below);

     WHEREAS, pursuant to the Purchase Agreement, DSI assigned all of its right, title and interest under the Ground Contract to MPT, and MPT has acquired the Property;

     WHEREAS, MPT and BCOI entered into that Lease Agreement of even date herewith (the "Lease") whereby MPT leased the Property to BCOI;

     WHEREAS, pursuant to that certain Funding Agreement of even date herewith among BCOI, Developer and Owner (the "Funding Agreement"), Owner has agreed to fund the development and construction of the Improvements in accordance with the terms, provisions and conditions of the Funding Agreement and of this Agreement;

     WHEREAS, Developer is an experienced developer of hospitals and medical office buildings and, because of such expertise, BCOI has selected Developer to perform the services set forth in this Agreement relating to the development and construction of the Improvements;

     WHEREAS, BCOI desires that Developer assist BCOI in the development and construction of the Improvements and provide the services with respect to the Project (defined below), and Developer has
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agreed to assist BCOI in the development and construction of the Project and to perform such services in accordance with the terms, conditions and agreements set forth herein; and

     WHEREAS, capitalized terms used herein, but not defined herein, shall have the meanings given to them in the respective Leases or in the Funding Agreement.

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                   THE PROJECT

     The improvements to be constructed on the Property will include (i) a one
(1)-floor acute-care hospital facility (the "Hospital") consisting of approximately 57,000 square feet of gross area and a 750 square foot connector to the MOB (as defined below), (ii) a two (2)-floor medical office building (the "MOB") consisting of approximately 64,000 square feet of gross area (the MOB, together with the Hospital, the "Facility"), and (iii) all related parking areas, driveways, roadways, walkways, bridges, connectors, utility improvements, site work, landscaping, common areas, signage, and any other improvements, amenities and facilities to be constructed on the Property to be used in connection with the operation of the Hospital and the MOB (such improvements collectively referred to herein as the "Improvements"). The Property and the Improvements to be constructed on each are collectively referred to as the "Project". The Project shall be developed and constructed in accordance with certain plans and specifications approved in writing by BCOI and Owner, prepared by an architect and engineer approved by BCOI and Owner, and approved and adopted by the proper governmental authority.

     A preliminary site plan for the Project is shown on the drawing marked EXHIBIT "B" attached to and made a part of this Agreement.

                                    ARTICLE 2
                                 THE ENGAGEMENT

     Subject to the satisfaction of certain terms, provisions and conditions set forth herein, BCOI hereby engages and appoints Developer as an independent contractor and as exclusive development manager and agent (unless Developer defaults under this Agreement, the Funding Agreement or under any of the Contracts) for payment to Third Parties under the Contracts (each as defined below) in connection with the construction of the Project. Developer hereby agrees to perform the services referred to herein and Developer accepts and agrees to perform such services pursuant to such engagement. Owner hereby consents to such engagement. The rights and duties hereby granted to and assumed by Developer are those of an independent contractor only. Nothing contained herein shall be so construed as to create a relationship between Developer and BCOI or between Developer and Owner of employment, partnership, joint venture, or any other joint undertaking.

                                    ARTICLE 3
                             DEVELOPER'S OBLIGATIONS

     3.1 General Duties of Developer, BCOI and Owner.


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          (a) Developer shall diligently, in good faith and with due care, consult with BCOI during the term of this Agreement in performing its obligations in accordance with the terms and conditions of this Agreement. Developer shall also diligently, in good faith and with due care, respond promptly to any request made by BCOI or Owner or their respective employees, agents and representatives regarding the development and construction of the Project and cooperate with BCOI in connection with its requirement and with BCOI and its employees, agents and representatives in the development and construction of the Project.

          (b) BCOI and Owner shall diligently, in good faith and with due care, respond promptly to any request by Developer for consents and approvals as required hereunder regarding the development and construction of the Project and cooperate with Developer in the performance of Developer's duties under this Agreement.

          (c) Developer shall perform its obligations under this Agreement in accordance and in compliance with all applicable laws, rules, regulations, statutes and ordinances of all governmental authorities. In the event Developer's obligations as set forth in this Agreement are inconsistent with such applicable laws, rules, regulations and ordinances, Developer shall be permitted to take any action that is required thereby (or to refrain from taking any action that is prohibited thereby) despite that such action is prohibited (or the action from which Developer refrains is required) under this Agreement. Developer shall provide written notice to BCOI and Owner of such inconsistency at least twenty (20) days prior to taking any action or failing to take any action required or prohibited under this Agreement.

     3.2 Management of Development. Developer shall manage and oversee all design, development and construction aspects of the Project in accordance with the Development Schedule (the "Development Schedule"), a preliminary copy of which is set forth on EXHIBIT "C", and the Development Budget (the "Development Budget") set forth on EXHIBIT "D" attached hereto. Owner and BCOI hereby acknowledge and agree that each has reviewed and does hereby approve of the Development Schedule and the Development Budget attached hereto; provided, however, that the parties acknowledge that the Development Schedule attached hereto is a preliminary Development Schedule and within ten (10) days of the date hereof, the parties shall agree to a final Development Schedule and such Development Schedule shall supersede the preliminary Development Schedule attached hereto. In connection therewith, Developer is hereby authorized and directed to perform, and Developer hereby agrees to perform, without limitation, the following services (the "Services"):

          (a) Developer shall supervise and assist BCOI in the preparation or procurement of:

               (i) the Plans and Specifications (as defined below);

               (ii) the Development Schedule for the Project setting forth a detailed analysis and schedule for the development and construction of the Project;

               (iii) the Development Budget for the Project setting forth a detailed budget for the Project; and

               (iv) a survey of the location and boundaries of the Property on which the Project will be constructed, which shall, at a minimum, clearly depict all wetland areas and contain a legal description of the Property, and contain such other


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               information and detail as required by BCOI or Owner and the title insurance company insuring BCOI's leasehold interests in the Property.

          (b) Developer shall use its best efforts to obtain as soon as practicable, to the extent not obtained by BCOI, all approvals, governmental approvals and permits necessary or appropriate for the development and construction of the Project, including, without limitation, approvals required pursuant to any declarations, covenants, conditions and restrictions relating to the Property, zoning approvals, zoning variances, subdivision approvals, grading and utility permits, building permits, tap permits or "connections" for water and sanitary sewer service for the Project (the expense for which shall be included in the Development Budget) (all such approvals and permits shall be on terms and conditions approved by BCOI and Owner). Developer shall furnish Owner with evidence of such approvals within ten (10) days of receipt of same.

          (c) Developer shall assist BCOI in negotiating contracts (the "Contracts") with architects, landscape architects, engineers, planners, designers, general contractors, subcontractors, technology suppliers and consultants, and other suppliers and vendors (collectively the "Third Parties") utilized in the development and construction of the Project. All of the Contracts, other than those listed and described on EXHIBIT "E" hereto which Owner acknowledges and agrees that it has approved, shall be subject to review, revision and approval of Owner. Notwithstanding anything contained herein to the contrary, (i) subject to Owner's prior written approval, BCOI shall have the right to designate the general contractor ("Contractor") (provided, however, that Owner hereby approves of Clayco Construction Company), architect ("Architect"), construction company ("Construction Company"), engineer ("Engineer") and other Third Parties which will participate in the development and construction of the Project, (ii) BCOI, subject to Owner's prior written approval, shall control the preparation and negotiation of the definitive agreements with such parties, and (iii) Owner shall have the right to review and approve all Contracts (other than those listed on EXHIBIT "E") prior to their execution. Developer acknowledges and understands that the Contracts shall not be completed, fully negotiated or signed until BCOI and Owner have reviewed and approved in writing such Contracts (other than those listed on EXHIBIT "E"). In connection therewith, Developer shall also obtain from all Third Parties such payment and performance bonds and all other bonds required by BCOI, Owner and Facility Lender and by any governmental authority applicable to the construction and development of the Project, naming BCOI, Owner and the Facility Lender (as defined in Section 11.2 below) as named obligees or additional insureds. In the event BCOI is not a party to any of the Contracts with Third Parties, either BCOI, Owner or Facility Lender shall have the right to require the Developer, within ten (10) days after written request from either BCOI, Owner or Facility Lender, to obtain a written assignment, consent to assignment estoppel and subordination agreement signed by the parties to such Contracts in form and content acceptable to BCOI, Owner and Facility Lender.

          (d) Developer shall advise and assist BCOI in obtaining contracts with the appropriate government authorities and utility companies for the construction of any utility services necessary for the implementation of the Project and the use of the Facility. Neither BCOI nor the Developer shall enter into any such contract prior to receipt of Owner's written approval of such contracts which approval may be granted or withheld in Owner's sole discretion.

          (e) Developer shall, within ten (10) days from the Effective Date, cause the Architect to complete the preparation of the final working drawings, plans and specifications for the Project, excluding or including, at the discretion of BCOI and Owner, interior partitions, finishes and other tenant


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improvement work, but including all related utility, parking, driveway, landscape and other site improvements to be located on the Property, and to submit four (4) copies of such working drawings, plans and specifications to BCOI and to Owner. If BCOI or Owner has any objections or comments with respect to any such drawings, plans and specifications which are submitted to it, BCOI or Owner shall notify Developer and Architect in writing within twenty (20) days after BCOI's or Owner's receipt of such working drawings, plans and specifications. If BCOI makes any comments or objections or requests any changes or corrections regarding any such working drawings, plans and specifications, Developer shall promptly coordinate with Architect and cause the requested comments, objections, changes and corrections to be addressed and made. Developer shall promptly resubmit to BCOI and to Owner modified working drawings, plans and specifications, which shall be subject to the same review and approval procedures set forth above. All working drawings and specifications which are approved by BCOI and Owner are herein referred to as the "Plans and Specifications". Approval of the Plans and Specifications by BCOI and Owner shall constitute only an approval of the aesthetic features of the building described in the drawings, and acknowledgment that the floor plan and the spatial relationship of the various parts of the Plans and Specifications are satisfactory, and shall not be construed as an approval of the character or quality of the architectural, structural or engineering design of the Improvements or any of their components, or an acknowledgment that the design complies with applicable building codes. No such approval shall constitute a waiver of any warranties or guaranties set forth in this Agreement or release Developer or Architect from liability for any errors or omissions. None of the Plans and Specifications may be changed or otherwise modified without the prior written consent of BCOI and Owner. All costs, fees and expenses of the preparation of the Plans and Specifications by the Architect and any other consultants shall be included in the Development Budget.

          (f) Developer shall obtain and file all notices of commencement of construction and completion of construction as may be required by the laws of the State of Pennsylvania and all rules, regulations and ordinances of any governmental authority having jurisdiction over the Project.

     3.3 Construction Phase Services. During the construction phase of the Project, the obligations and services to be performed by the Developer shall include, without limitation, the following (the "Construction Phase Services"):

          (a) Coordination with all Third Parties with respect to the development, budgeting, design, engineering, construction and landscaping of the Project in accordance with the Development Schedule and the Development Budget.

          (b) Supervise the performance of the Third Parties and their compliance with their respective obligations under the Contracts in connection with the construction of the Project.

          (c) Monitor the construction of the Project to determine whether the development of the Project is proceeding in accordance with the Development Budget and the Development Schedule. If the Project is not proceeding in accordance with the Development Budget and the Development Schedule, Developer shall immediately report such noncompliance in writing to BCOI and to Owner and Developer's written report shall specifically state why the Project is not so proceeding and all issues, problems and concerns in connection therewith.

          (d) Coordinate compliance with all applicable requirements of the Facility Lender for the Project and the Facility Lender's loan documentation.


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          (e) Commence construction of the Project no later than the tenth
(10th) business day after the issuance of a land disturbance or building permit from Bensalem, Pennsylvania; provided, however, such construction must be commenced no later than the twentieth (20th) day after the Effective Date, and, subject to the force majeure provisions of Section 3.3(f) and Section 15.1 below, diligently pursue the development, construction and completion of the Project in accordance with this Agreement, the Development Schedule and the Development Budget by no later than July 31, 2006 (the "Projected Completion Date"). The Project shall be deemed substantially completed on the date on which all of the following have occurred (the "Completion Date"): (i) satisfactory completion (as determined by BCOI and Owner) of all construction work under the general construction contract with the Contractor, (ii) the Owner has received a certificate from the Architect that the construction of the Project has been substantially completed in accordance with the Plans and Specifications, which certificate shall be in form and substance satisfactory to Owner and shall include the written approval of the Construction Inspector noted thereon, (iii) Owner has received evidence that appropriate governmental authorities have unconditionally approved and certified the Completed Improvements in their entirety for permanent occupancy as an acute-care hospital and incorporated medical office building; and (iv) a license to operate as a health care facility in the State of Pennsylvania has been issued by the proper governmental authorities.

          (f) Developer and BCOI acknowledge that governmental agencies sometimes require changes in construction materials, methods, or design after certain construction work is in place. If any governmental agency makes such a requirement with respect to the Project, the additional costs with respect thereto shall be deemed costs of the Project and any delays resulting therefrom shall be deemed force majeure events provided that the following conditions have been satisfied: (i) the Improvements constructed to the date of the required change in construction materials, methods or design have been designed and constructed in accordance with the Plans and Specifications, and appropriate building permits have been issued with respect thereto prior to construction, and (ii) the Plans and Specifications have been submitted to the Pennsylvania Health Department for review and comment prior to the installation of the Improvements. The foregoing shall not be construed as a modification of any provision of the Leases or any right of the Facility Lender.

          (g) From the commencement of construction until completion of the Project, Developer shall cause the Third Parties to maintain general liability and other types of insurance (including, without limitation, errors and omissions coverages) satisfactory in form, content and amount to BCOI, Owner, MPT and the Facility Lender and insuring against all hazards normally insured against in the construction industry for similar projects. Developer shall cause BCOI, Owner, MPT and the Facility Lender to be added as mortgagees (as appropriate) and additional insureds on all liability coverages. Developer shall obtain and deliver to such insured parties before the commencement of the construction of the Project original policies of insurance, or a certified copy thereof (which is certified in writing by a duly authorized agent for the insurance company as a "true, correct, complete and certified" copy of the policy) for the required insurance. Each insurer must agree, by endorsement on the policy or policies issued by it, or by independent instrument, that it will give to BCOI, Owner, MPT and the Facility Lender thirty (30) days' written notice before the policy or policies in question shall be altered, terminated, allowed to expire or canceled. All policies of insurance required hereunder to be obtained shall provide that (i) such policies will not lapse, terminate, be canceled, or be amended or modified to reduce limits or coverage terms unless and until BCOI, Owner, MPT and Facility Lender have received not less than thirty (30) days' prior written notice, (ii) the language "endeavor to" will be deleted from all


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notice provisions and (iii) Developer and BCOI shall deposit the amount of any resulting deficiency in accordance with the requirements of the Facility Lender.

          (h) Following issuance of the Architect's certificate of Final Completion, BCOI and Owner may inspect the Project and prepare punch lists (each a "Punch List") setting forth all incomplete, defective or other items of construction not in conformity with the Plans and Specifications and if such Punch Lists are delivered to Developer, Developer shall cause all such items to be completed or corrected within ninety (90) days of receipt of such Punch List. If ninety (90) days is an insufficient period of time in which to complete or correct any Punch List item, Developer may request one or more thirty (30) day extensions of said 90-day period, which extensions Owner shall grant so long as Developer is working and continues to work in good faith and diligently pursues the completion and correction thereof. In the event Developer fails to cause such items to be completed within the ninety (90) day period, or the extended period of time, as applicable, BCOI or Owner may complete or correct any or all of such items and Developer shall reimburse BCOI or Owner, as applicable, for the cost thereof plus interest thereon at an annual rate of ten and three-quarters percent (10.75%) within thirty (30) days after receipt from BCOI of written demand for such payment, and in the event Developer fails to reimburse BCOI or Owner, as applicable, for such cost and interest within such thirty (30) day period, BCOI or Owner may pursue whatever remedies they may have against Developer at law or in equity. Notwithstanding anything contained herein to the contrary, Owner and BCOI shall have the right to withhold from the Developer Fees and the Developer Bonus (as defined in Article 5 hereof) payable to Developer hereunder an amount equal to the excess, if any, of one hundred twenty-five percent (125%) of the total costs necessary to complete the Punch List items over the retainage under the Contract with the Construction Company, until such Punch List items are completed to BCOI's and Owner's satisfaction.

     3.4 Authority of Developer.

          (a) Authority of Developer. Except as specifically approved in writing by BCOI or Owner, as applicable, or as expressly set forth herein, Developer shall not have authority to bind BCOI or Owner in any matters regarding the Project.

          (b) Limitation on Authority. Developer's actual authority hereunder is limited by this Agreement. Developer shall not undertake or permit any development of or construction on the Property, engage the services of any contractor, architect, engineer, consultant or other third party, engage a vendor or supplier, expend any funds or incur any debt in connection with the development and construction of the Project or the performance of any other obligation under this Agreement or in connection with the Project, unless either
(i) the action shall have been expressly authorized in this Agreement and can be completed within the limits of the Development Budget and the time periods set by the Development Schedule, or (ii) the action is approved by BCOI and Owner in writing prior to Developer taking such action. All change orders must be approved by BCOI and Owner in writing prior to making such changes in the Project. All change orders shall be in form and content reasonably acceptable to BCOI and Owner.

          (c) Emergencies. It is the desire and intent of the parties hereto, as evidenced by the terms and provisions of this Agreement, that Developer shall take only such actions as may be necessary or appropriate in connection with the performance of its duties under this Agreement; provided, however, in the event there are occurrences from time to time that require immediate action by Developer and, in the reasonable opinion of Developer, it would be detrimental to the continued development of the Project to delay such action until any required approval by BCOI and/or Owner can be obtained, then,


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notwithstanding anything in this Agreement to the contrary, Developer shall be, and hereby is authorized for and on behalf of BCOI (after making a good faith effort to obtain prior approval or consent from BCOI and Owner) to take such action as may be reasonably necessary under the circumstances; it being specifically understood and agreed, however, that the authority granted to Developer in this Section 3.4(c) shall apply only to occurrences reasonably determined by Developer to be emergencies and that Developer shall notify BCOI and Owner as soon as practicable after such actions are taken.

          (d) Owner and Owner's Facility Lender Delay. Notwithstanding any other provision of this Agreement, Owner and/or Owner's Facility Lender shall grant or deny approval of any proposed document, expense, act, or other matter with respect to which their respective approvals are required hereunder by the later of (i) the time period specified herein for such approval; or (ii) ten (10) business days after the document, expense, act or other matter is submitted or otherwise proposed to Owner for approval. In the event Owner and Owner's Facility Lender fails to grant or deny approval required hereunder with respect to any such document, expense, act or other matter, such party shall be conclusively deemed to have approved the proposed document, expense, act or other matter (whether or not such approval is required to be in writing hereunder). BCOI and Developer may rely on such deemed approval without incurring any liability, and without causing any default or event of default hereunder.

          (e) BCOI's Delay. Notwithstanding any other provision of this Agreement, BCOI shall grant or deny approval of any proposed document, expense, act, or other matter with respect to which its approval is required hereunder by the later of (i) the time period specified herein for such approval; or (ii) ten
(10) business days after the document, expense, act or other matter is submitted or otherwise proposed to BCOI for approval. In the event BCOI fails to grant or deny approval required hereunder with respect to any such document, expense, act or other matter, BCOI shall be conclusively deemed to have approved the proposed document, expense, act or other matter (whether or not such approval is required to be in writing hereunder). Owner, Owner's Facility Lender and Developer may rely on such deemed approval without incurring any liability, and without causing any default or event of default hereunder.

     3.5 Liens. Developer will not create or permit to be created or to remain any mechanic's and materialmen's liens, encumbrance or charge on the Property, the Project or any part thereof which arises by reason of any labor, services or materials furnished or claimed to have been furnished to Developer, the Project or by reason of the development, design or construction of the Project.

                                    ARTICLE 4
                               DEVELOPMENT BUDGET

     The parties hereto acknowledge and agree that the total budget for the Project, including acquisition and development of the Property, is expected to be Thirty-Eight Million and 00/100 Dollars ($38,000,000.00), as set forth in the Development Budget. BCOI will only be responsible for cost overruns as provided in the Funding Agreement. Developer shall be responsible for and pay all cost overruns not approved in writing by BCOI, Owner and, if applicable, the Facility Lender. Any cost overruns which are not paid by Developer within five (5) days after written request from BCOI or Owner may be deducted from the Developer Fees (as defined below) and shall, at the election either of BCOI or Owner, constitute a default hereunder.


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                                    ARTICLE 5
                            COMPENSATION OF DEVELOPER

     Subject to the adjustments, terms and conditions as expressly provided in this Agreement, as consideration for Developer's services provided under this Agreement, BCOI agrees to pay to Developer the fees set forth on EXHIBIT "F" (the "Developer Fees"). So long as (i) the Project is proceeding in all material respects in accordance with the terms, provisions and conditions of this Agreement, and is proceeding within the Development Budget and in accordance with the Development Schedule, (ii) Developer is not in default hereunder and no event has occurred which with the giving of notice or the passage of time or both would constitute such a default hereunder, (iii) there is no Default or Event of Default, each as defined in the Funding Agreement, and (iv) Developer and/or DSI or any of their Affiliates are not in default under any other agreements and contracts with BCOI or any of its Affiliates or Owner or any of its Affiliates, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a default under this Agreement or any other agreement or contract of Developer and/or DSI with BCOI and any of its affiliates, or Owner or any of its affiliates, eighty percent (80%) of the Developer Fees shall be prorated over ten (10) months and paid in equal monthly installments commencing on September 15, 2005. Such monthly installments shall continue thereafter so long as the requirements set forth in subitems (i) through (iv) of this Article 5 are met and so long as (a) the requirements for funding under the Funding Agreement are satisfied. The remaining twenty percent (20%) of the Developer Fees along with the bonus described on EXHIBIT "F" hereto (the "Developer Bonus").shall be paid to Developer upon the satisfaction of all conditions to the Final Funding under the Funding Agreement. Developer agrees that the payments referred to in this Article 5 are subject and subordinate in all respects to the obligations of BCOI to Owner under the Leases and to any financing for the Project in favor of the Facility Lender and Developer shall, upon written request, execute all documents necessary to confirm such subordination and deferral in such form and on such terms as the Facility Lender may request. In the event Developer defaults hereunder, or if the Project is not progressing in accordance with this Agreement and the Development Schedule and within the Development Budget, then any amounts owed to Developer shall be determined by BCOI subject to the prior written approval of Owner and the Facility Lender.

                                    ARTICLE 6
                                  DISBURSEMENTS

     The parties acknowledge and agree that all payments of hard and soft costs described on the Development Budget and all payments of cost overruns to applicable third party payees identified on the Development Budget and all other parties performing services and providing materials to the Project ("Third Party Payees") shall be paid as provided in the Funding Agreement.

                                    ARTICLE 7
                                TERM OF AGREEMENT

     7.1 Term. Unless sooner terminated as set forth herein, the term of this Agreement shall commence upon the Effective Date and shall continue until the Completion Date (as defined in Section 3.3(e)).

     7.2 Early Termination.


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          (a) Owner, BCOI and any Facility Lender shall have the right, with two
(2) days' prior written notice, to terminate this Agreement if any such party determines, in its sole discretion (but subject to Owner's prior written approval), that the transactions contemplated by this Agreement and the leasing of the Facility could reasonably be expected to result in a violation of any applicable laws and regulations, including without limitation, federal and state health care laws and regulations. Such health care laws and regulations include, without limitation, all rules and regulations under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section
51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C.
Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (19 U.S.C.
1035), Patient Inducement Statute (42 U.S.C. 1320a-7(a)(a)(5)), and equivalent state statutes and any and all rules or regulations promulgated by governmental entities with respect to any of the foregoing. In the event this Agreement is terminated pursuant to the terms of this provision, the parties hereto shall have no further responsibilities to each other hereunder, unless otherwise expressly set forth herein.

          (b) Owner or the Facility Lender shall have the right to terminate this Agreement upon Developer's failure to perform any of its obligations hereunder, which failure is not cured by Developer within fifteen (15) days after receipt of written notice thereof from Owner or the Facility Lender; provided, however, neither Owner nor Facility Lender shall be required to give more than one (1) written notice. In the event such failure cannot reasonably be cured within such fifteen (15) day period, Developer shall have a reasonable amount of time to cure such default (but in no event longer than thirty (30) days after such written notice). Neither BCOI nor Developer may terminate this Agreement without the prior written consent of Owner and any Facility Lender.

     7.3 Payment of Fees Upon Termination. In the event this Agreement is terminated by either party in accordance with Section 7.2(b) prior to the completion of construction of the Project, subject to the terms, provisions and conditions of this Agreement, and so long as Developer is not in default under the terms of this Agreement (and no event has occurred which with the giving of notice or the passage of time or both would constitute a default hereunder) Developer shall be entitled to receive from BCOI the amounts due to be paid to the Developer to the date of such termination. In the event that Owner or the Facility Lender succeeds to the rights of BCOI hereunder, such party shall not be bound by the terms of this Section 7.3 unless such party expressly agrees in a written instrument to be so bound.

     7.4 Delivery of Documents Upon Termination. In the event of the termination of this Agreement pursuant to this Article 7, Developer shall promptly provide to BCOI with copies to Owner all documents and reports related to the transactions contemplated hereunder, including, but not limited to, all title insurance commitments and policies, surveys, environmental reports or studies, engineering reports or studies, geotechnical reports and studies, drawings, financial statements, building permits, applications for building permits, soil tests reports or planning studies that are in the possession of Developer, or under Developer's control, that are related to the Property or the Project. Upon BCOI's or Owner's request, Developer shall assign to BCOI or Owner, as applicable, or their respective designee or nominee, all of Developer's rights under the Contracts and any other contract or agreement with any architect, engineer, contractor, supplier, consultant or representative that Developer and/or BCOI has entered into in connection with the Property or the Project.

                                    ARTICLE 8
                             RECORDS AND INFORMATION

     Developer shall furnish to BCOI and Owner, and their respective employees, agents, representatives and contractors, promptly upon request therefor, copies of all status reports prepared by Developer and its employees, agents and representatives for use with respect to Developer's duties under this Agreement, and all invoices, contractors' requests for payment, certificates of completion, loan disbursement applications, engineering reports, inspection reports, surveys, correspondence, site plans, floor plans, and all other documents, status reports and information relating to the Project. Developer shall also prepare and furnish to BCOI and to Owner and their respective employees, agents, representatives and contractors all reports and information requested by such persons in connection with the Project. Upon the termination or expiration of this Agreement, Developer shall deliver such documents to BCOI and the Facility Lender upon request. Except as otherwise expressly set froth herein, Developer shall not have the right to copy any of the foregoing documents nor retain any of them unless Developer receives BCOI's and Owner's prior written approval.

                                    ARTICLE 9
                         COMPETING ACTIVITIES OF PARTIES

     Intentionally Omitted.

                                   ARTICLE 10
                         NON-LIABILITY; INDEMNIFICATION

     10.1 Non-liability of BCOI and Owner. As used in this Article 10, the term Indemnitees refers to BCOI, Owner, MPT and the Facility Lender. Except as otherwise expressly provided herein, Indemnitees neither undertake nor assume any responsibility to select, review, inspect, supervise, pass judgment upon or inform Developer of any matter in connection with the Project, including matters relating to the suitability of: (i) the Plans and Specifications; (ii) the Third Parties and any materialmen, or the workmanship of or the materials used by any of them; or (iii) the progress of the Project and its conformity with the Plans and Specifications and all laws, rules, regulations and ordinances; and Developer shall rely entirely on its own judgment with respect to such matters and acknowledges that any review, inspection, supervision, exercise of judgment or information supplied to Developer by any Indemnitee which such matters are solely for the protection of the applicable Indemnitee and that neither Developer nor any Third Party shall be entitled to rely on it.

     10.2 Non-Relationship between Indemnitee and Developer. Notwithstanding any other provision of this Agreement, any other agreements entered into between any Indemnitee and Developer and any other document delivered in connection with the development and construction of the Project (collectively the "Documents"): (i) no Indemnitee is a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of Developer and no Indemnitee intends to ever assume any such status; (ii) no Indemnitee shall be deemed responsible for or a participant in any acts, omissions or decisions of Developer, and (iii) Owner is not the agent or representative of BCOI or Developer, BCOI and Developer are not the agents of Owner and this Agreement shall not make Owner liable to the Contractor, materialmen, contractors, subcontractors, craftsmen, laborers or others for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against BCOI or Developer, and there is no contractual relationship, either expressed or implied, between Owner and the Developer, Contractor or any materialmen, subcontractors, craftsmen, contractors, laborers, or any other person supplying any work, labor or materials for the Improvements or otherwise to the Property.

     10.3 Limitation of BCOI Liability. The parties hereto acknowledge and agree that no Indemnitee (other than BCOI) or their affiliates and their respective officers, directors, members (general and limited) partners, shareholders, employees, agents and representatives (the "MPT Indemnified Parties") shall be directly or indirectly liable or responsible for any loss or injury of any kind to any person or property resulting from any development of, construction on, or occupancy or use of, the Property or the Project, whether arising from any claim, litigation, investigation or proceeding arising from or relating to: (i) any defect in any building, grading, landscaping or other on-site or offsite improvement; (ii) any act or omission of any of the Third Parties, Developer or any of Developer's agents, employees, independent contractors, licensees or invitees; (iii) any accident on the Property or the Project or any fire, flood or other casualty or hazard thereon; (iv) the failure of any of the Third Parties, Developer or any of Developer's licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property or the Project in a safe condition; and (v) any nuisance made or suffered on the Property or the Project. By accepting or approving anything required to be performed or given by Developer under the terms of this Agreement and under the Documents, including, without limitation, any certificate, financial statement, survey, appraisal or insurance policy, no Indemnitee (other than BCOI) shall be deemed to have warranted or represented the sufficiency or legal effect of the same (other than for purposes of satisfying the requirement that such Indemnitee's approval be obtained), and no such acceptance or approval shall constitute a warranty or representation by such Indemnitee to anyone.

     10.4 Developer Indemnification. Developer hereby indemnifies, holds harmless and agrees to defend the Indemnitees from and against (A) all claims, demands, causes of action asserted against any Indemnitee by any person if the claim, demand or cause of action directly or indirectly relates to any claim, litigation, investigation or proceeding arising from or relating to (i) a claim, demand or cause of action that the person has or asserts against Developer; (ii) the payment of any commission, charge or brokerage fee incurred in connection with this Agreement and the Documents; (iii) any act or omission of Developer, any contractor, subcontractor, architect, engineer, or material supplier, vendor or other person with respect to the Property and/or the Project; or (iv) any claim or cause of action of any kind by any person which would have the effect of denying Indemnitees the full benefit or protection of any provision of any document (excluding charges and assessments by governmental agencies imposed upon BCOI in the normal course of BCOI's business); and (B) all liabilities, losses and other costs (including court costs and attorneys' fees) incurred by any Indemnitee as a result of any claim, demand or cause of action described in clause (A) above, except to the extent of loss proven to result from each respective Indemnitee's sole gross negligence or willful misconduct.

     The Indemnitees' rights to indemnification shall not be directly or indirectly limited, prejudiced, impaired or eliminated in any way by any finding or allegation that any conduct is active, passive or subject to any other classification or that any Indemnitee is directly or indirectly responsible under any theory of any kind for any act or omission by Developer or any other person. Notwithstanding the foregoing, Developer shall not be obligated to indemnify the Indemnitees with respect to any intentional tort or act of gross negligence which any Indemnitee is personally determined by the judgment of a court of competent jurisdiction (sustained on appeal, if any) to have committed.

                                   ARTICLE 11
                                   ASSIGNMENT

     11.1 Developer Assignment. Developer shall not, directly or indirectly, assign, transfer, mortgage, pledge, sell, hypothecate or otherwise encumber (or permit any of the foregoing) in any manner or by any means whatsoever, whether voluntarily or by operation of law, all or any part of its interest in or obligations arising out of this Agreement, nor delegate any of its obligations or duties hereunder without the prior written consent of BCOI, Owner and the Facility Lender, which consent may be withheld for any reason; provided, however, Developer shall be permitted to assign its interest in the Developer's Fees so long as such assignment is in writing and a copy thereof is delivered to BCOI, Owner and Facility Lender. In the event BCOI, Owner and the Facility Lender consents to such assignment or delegation, such assignment or delegation shall not release Developer from any obligation hereunder unless BCOI, Owner and the Facility Lender so agree in writing.

     11.2 BCOI Assignment. All of BCOI's rights and interests under this Agreement are freely assignable in whole or in part, but assignment of any of such rights shall not release BCOI from any obligation hereunder unless Developer so agrees in writing (which shall not be unreasonably withheld, conditioned or delayed). BCOI shall have the right, without the necessity of obtaining consent from Developer, to assign all of its rights and interests under this Agreement to Owner or to any lender providing financing for or secured by an interest in the Property or the Project (the term "lender" may include, without limitation an affiliate of Owner) ("Facility Lender").

                                   ARTICLE 12
                                     ACCESS

     12.1 Access. BCOI, Owner and their respective employees, agents, representatives and contractors, and the Facility Lender and its employees, agents and representatives shall have the right (without the obligation to do so) to observe the Project as the same is being constructed. BCOI shall promptly notify Developer of any deviations from the applicable Plans and Specifications or other deficiencies which they may discover, and Developer shall promptly correct and/or repair, or cause the prompt correction and/or repair of any such deviations or deficiencies upon receipt of such notice. All inspecting parties and their representatives shall use good faith efforts to coordinate their inspections with one another. Notwithstanding the foregoing, however, such inspecting parties shall not be responsible for any such deviations, defects or deficiencies or for any failure to discover or report any such deficiencies, defects or deviations. The Developer and Architect will, and Developer will instruct the Architect to, promptly report to such inspecting parties any such defects, deviations or deficiencies as it or they observe same.

                                   ARTICLE 13
                                 REPRESENTATIVES

     13.1 Developer's Representative. Developer appoints James Cummings and Martin Fugardi to be its designated representatives with authority to act on behalf of Developer in connection with the Project, this Agreement and the disbursement requests and all other matters relating to the Project. BCOI, Owner and the Facility Lender may rely on documents signed by and actions taken by the above named person as the fully authorized act of Developer. This designation of authority shall be effective until written notice revoking the authority granted hereby and substituting a designated representative has been received by BCOI, Owner and the Facility Lender.

     13.2 BCOI's Representatives. BCOI appoints Jerome S. Tannenbaum, M.D. and Rob Pantoja to be its designated representatives with authority to act on behalf of BCOI in connection with the Project, this Agreement, the disbursement requests and all other matters relating to the Project. Developer, Owner and the Facility Lender may rely on documents signed by and actions taken by any of the above named persons as the fully authorized act of BCOI. This designation of authority shall be effective until written notice revoking the authority granted hereby has been received by Developer, Owner and the Facility Lender.

                                   ARTICLE 14
                              DEFAULTS AND REMEDIES

     In the event that (i) the Completion Date has not occurred by June 1, 2006 ("Outside Completion Date") which is thirty (30) days after the Projected Completion Date, as the same may have been extended by any force majeure events as provided in Section 3.3(f) or Section 15.1 below, (ii) Developer fails to commence and pursue diligently the completion of the Project as provided in this Agreement or otherwise breaches any of the terms, conditions and provisions hereof (or an event has occurred which with the giving of notice or the passage of time or both would constitute such a default hereunder), and, in the event of a non-monetary default hereunder, Developer fails to cure such non-monetary default within ten (10) days from the date of written notice from BCOI or Owner; provided, however, neither BCOI nor Owner will be required to give more than one
(1) written notice, (iii) the Project is not proceeding in all material respects in accordance with the terms, provisions and conditions of this Agreement, and is not proceeding within the Development Budget and in accordance with the Development Schedule, (iv) there is a default or an event has occurred which with the giving of notice or the passage of time or both would constitute such a default under the Funding Agreement or the other Transaction Documents, (v) Developer and/or DSI or any of their Affiliates are in default under any other agreements and contracts with BCOI or any of its Affiliates or Owner or any of its Affiliates, or an event has occurred which with the giving of notice or the passage of time or both would constitute such a default under this Agreement or any other agreement or contract of Developer and/or DSI with BCOI and any of its affiliates, or Owner or any of its affiliates, (vi) Developer becomes insolvent or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors, shall file a petition in bankruptcy, shall voluntarily be adjudicated insolvent or bankrupt or shall admit in writing the inability to pay debts as they mature, shall petition or apply to any tribunal for or shall consent to or shall not contest the appointment of a receiver, trustee, custodian or similar officer for Developer, or for a substantial part of the assets of Developer, or shall commence any case, proceeding or other action under any bankruptcy, reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect or (vii) a petition is filed or any case, proceeding or other action is commenced against Developer seeking to have an order for relief entered against it as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or other relief under any law relating to bankruptcy, insolvency, arrangement, reorganization, receivership or other debtor relief under any law or statute of any jurisdiction whether now or hereafter in effect or a court of competent jurisdiction enters an order for relief against Developer, as debtor, or an order, judgment or decree is entered appointing, with or without the consent of Developer, a receiver, trustee, custodian or similar officer for Developer, or for any substantial part of any of the properties of Developer, and if any such event shall occur, such petition, case, proceeding, action, order, judgment or decree shall not be dismissed within sixty (60) days after being commenced; then Owner (or with Owner's written consent,

BCOI) shall have the following rights and remedies: Owner shall have the right to (A) enter upon the Property and take possession of all materials and equipment located thereon and on the remainder of the Property, (B) complete the Project in accordance with the Plans and Specifications, using any contractors, subcontractors and material suppliers as Owner may elect in its sole discretion, and (C) withhold Developer Fees and other payments payable hereunder in accordance with the terms hereof. If requested by Owner, Developer shall immediately upon written request by Owner, assign, in writing, and cause all contractors, subcontractors and material suppliers to assign, in writing, any and all contracts and agreements; however, Owner shall have no obligation to request or accept any such assignment or assume any of Developer's, contractor's, subcontractors or material suppliers' obligations under any such contracts. Upon the occurrence of an Event of Default, Developer agrees to cooperate with Owner in obtaining any required work from Third Parties with whom Developer has contracted. Developer shall reimburse Owner, upon demand, all costs and expenses incurred by Owner in connection with its exercise of the foregoing rights, including, without limitation, reasonable attorneys' fees and expenses, and a management fee equal to twelve percent (12%) of all costs and expenses incurred by Owner, together with interest thereon at an annual rate of seven percent (7%) from the date incurred until paid. In addition thereto, Owner may withhold all remaining Developer Fees payable to Developer under this Agreement.

     In the event of a default under this Agreement, Developer shall promptly provide to BCOI (with copies to Owner) all documents and reports related to the transactions contemplated hereunder, including, but not limited to, all title insurance commitments or policies, surveys, environmental reports or studies, engineering reports or studies, geotechnical reports and studies, drawings, financial statements, building permits, applications for building permits, soil tests reports or planning studies that are in the possession of Developer that are related to the Project or the Property. Upon Owner's request, Developer shall assign to Owner its rights under any contract or agreement with any architect, engineer, contractor, supplier, consultant or representative that Developer and/or BCOI has entered into in connection with the Property or the Project, to the extent such rights are assignable.

     Notwithstanding anything contained herein to the contrary, all rights, privileges and remedies afforded the parties by this Agreement shall be deemed cumulative and not exclusive. In the event of a breach of or other failure to perform as required under this Agreement, the party not breaching or defaulting shall, in addition to all rights and remedies herein provided, have all rights and remedies available at law or in equity.

     Developer and BCOI acknowledge that all rights privileges and remedies of BCOI under this Article 14 may, at Owner's option, be exercised by Owner or the Facility Lender without the assumption by such party of any liabilities, obligations or responsibilities.

                                   ARTICLE 15
                                  MISCELLANEOUS

15.1 Force Majeure. The Projected Completion Date and Outside Completion Date shall be extended for a period equal to the duration of any delay due to a cause beyond Developer's control and without Developer's fault or negligence, including, but not limited to, acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, war, blockades, riots, earthquakes, fires, storms, floods, civil disturbances and unusually severe weather conditions not reasonably anticipatable (collectively the "force majeure events"); provided, however, that such excused delay by any of the force majeure events shall be deemed to exist only so long as Developer promptly and specifically notifies BCOI, Owner and

Facility Lender in writing of such delay and exercises due diligence to remove or overcome such delay; and, provided further that such force majeure events shall not excuse, defer or delay any obligation of Developer involving the payment of money.

     15.2 Modifications; Waiver. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be valid or binding upon such parties, unless such change, modification or waiver shall be in writing and signed by both parties hereto. Failure by either party to enforce any of the provisions hereof for any length of time shall not be deemed a waiver of its rights set forth in this Agreement. Such a waiver may be made only by written instrument signed by the party sought to be charged with the waiver.

     15.3 Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their legal representatives, permitted transferees and assigns; provided, however, that Developer may not assign its rights or delegate its duties under this Agreement without the prior written consent of BCOI, Owner and the Facility Lender, which may be withheld by any of them in their discretion; provided, however, Developer may assign its rights to the Developer's Fees as expressly set forth in Section 11.2 above.

     15.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     15.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

     15.6 Jurisdiction and Venue. BCOI, DEVELOPER AND OWNER CONSENT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. BCOI, DEVELOPER AND OWNER AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. BCOI, DEVELOPER AND OWNER EACH EXPRESSLY ACKNOWLEDGE THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND EACH AGREE NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY ANY PARTY HERETO IN SAID COURTS. FURTHER, BCOI, DEVELOPER AND OWNER IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 15.10 HEREOF SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

     15.7 Definitions. The term "Affiliate" or "Affiliates" as used herein shall mean, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the entity in question and any successors or assigns of such entities; and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

     15.8 Construction. The titles of the Articles herein and the captions of this Agreement have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein, and do not in any way limit or amplify the terms and provisions hereof.

     15.9 Entire Agreement. This Agreement with the exhibits and schedules, which are attached hereto, made a part hereof and incorporated herein by reference, are intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement of the terms thereof, notwithstanding any representation or statement to the contrary heretofore made.

     15.10 Notices. All notices, demands, consents, approvals, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service or (d) sent by facsimile transmission and addressed as follows:

     If to Developer: DSI Facility Development, LLC
                      511 Union Street, Suite 1800
                      Nashville, Tennessee 37219
                      Attention: Jerome S. Tannenbaum, Chief Manager
                      Facsimile: (615) 259-0693

     With a copy to:  Latham & Watkins LLP
                      555 11th Street, N.W., Suite 1000
                      Washington, DC 20004
                      Attn: Eric L. Bernthal
                      Facsimile: (202) 637-2201

     If to BCOI:      Bucks County Oncoplastic Institute, LLC
                      511 Union Street, Suite 1800
                      Nashville, Tennessee
                      Attention: Jerome S. Tannenbaum, M.D.
                      Facsimile: (615) 259-0693

     If to Owner:     MPT of Bucks County, L.P.
                      1000 Urban Center Drive, Suite 501
                      Birmingham, Alabama 35242
                      Attention: Michael G. Stewart, Esq.
                      Facsimile: (205) 969-3756

     With a copy to:  Baker, Donelson, Bearman, Caldwell and Berkowitz, P.C.
                      420 North 20th Street

                      1600 SouthTrust Tower
                      Birmingham, Alabama 35203
                      Attention: Thomas O. Kolb, Esq.
                      Facsimile: (205) 488-3721

or to such other address as either party may hereafter designate, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day (defined below), or after 5:00 p.m. on any Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter. "Business Day" refers to each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which money centers in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

     15.11 Attorneys' Fees. In the event any litigation ensues with respect to the rights, duties and obligations of the parties under this Agreement, the unsuccessful party in any such action or proceeding shall pay for all costs, expenses and reasonable attorneys' fees incurred by the prevailing party in enforcing the covenants and agreement of this Agreement. The term "prevailing party" as used herein shall include, without limitation, a party who obtains legal counsel and brings action against the other party by reason of the other party's breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment.

     15.12 Captions. The captions of this Agreement are for convenience only, are not a part of this Agreement, and do not in any way limit or amplify the terms and provisions hereof.

     15.13 Severability. If any covenant or provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the validity of the remaining covenants and provisions, it being the intention of the parties that this Agreement be so construed as to render enforceable that portion of the Agreement unaffected by such holding. The contractual provisions shall be deemed severable.

     IN WITNESS WHEREOF, the parties hereto have caused this Development Agreement to be executed by their duly and properly authorized officers under seal as of the date first above written.

                                        BCOI:

                                        BUCKS COUNTY ONCOPLASTIC INSTITUTE, LLC


                                        By: /s/ Jerome S. Tannenbaum, M.D.
                                            ------------------------------------
                                            Jerome S. Tannenbaum, M.D.
                                        Its: Chief Manager


                                        DEVELOPER:

                                        DSI FACILITY DEVELOPMENT, LLC


                                        By: /s/ Jerome S. Tannenbaum, M.D.
                                            ------------------------------------
                                            Jerome S. Tannenbaum, M.D.
                                        Its: Chief Manager

                                        MPT:

                                        MPT OF BUCKS COUNTY, L.P.

                                        BY: MPT OF BUCKS COUNTY, LLC
                                        ITS: GENERAL PARTNER

                                        BY: MPT OPERATING PARTNERSHIP, L.P.
                                        ITS: SOLE MEMBER


                                        By: /s/ Edward K. Aldag, Jr.
                                            ------------------------------------
                                            Edward K. Aldag, Jr.
                                        Its: President and Chief Executive
                                             Officer

                                   EXHIBIT "A"

                               (LEGAL DESCRIPTION)

                                 [See attached.]

                                   EXHIBIT "B"

                         (PRELIMINARY SITE PLAN DRAWING)

                                 [See attached.]

                                   EXHIBIT "C"

                              (DEVELOPMENT BUDGET)

                                 [See attached.]

                                   EXHIBIT "D"

                             (DEVELOPMENT SCHEDULE)

                                 [See attached.]

                                   EXHIBIT "E"

                              (APPROVED CONTRACTS)

                                 [See attached.]

                                   EXHIBIT "F"

                (SCHEDULE OF DEVELOPER FEES AND DEVELOPER BONUS)

Developer Fees: The sum of $515,000.00 plus $687,500.00 ($55,000.00 of which has previously been paid to Developer).

Developer Bonus: The amount by which (i) the sum of $37,000,000 and the Fee Increase Amount (as defined in the next sentence) exceeds (ii) the sum of $5,395,497.21 and the aggregate funds disbursed pursuant to the Funding Agreement. The "Fee Increase Amount" equals the total of disbursements made pursuant to Funding Agreement for the following: (a) legal expenses of BCOI actually funded under the Funding Agreement minus the amount reflected as the original budgeted amount for such item in the Development Budget under the Funding Agreement; (b); legal expenses of Owner actually funded under the Funding Agreement; and (c) City Permits, Impact Fees and Utility Fees actually funded under the Funding Agreement minus the amounts reflected as the original budgeted amounts for such items in the Development Budget under the Funding Agreement; provided, however, that in no event shall the Fee Increase Amount exceed $1,000,000.00.


                                       F-1